Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(7)

(Form Type)

Skyward Specialty Insurance Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Common stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	5,060,000	$36.50	$184,690,000.00	$0.00014760	$27,260.24
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	—	N/A
	Total Offering Amounts				—	$184,690,000.00	—	$27,260.24
	Total Fees Previously Paid				—	—	—	$—
	Total Fee Offsets				—	—	—	$—
	Net Fee Due				—	—	—	$27,260.24

(1)	Includes 660,000 shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.

(2)	The registration fee is calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Table” in the registrants’ Registration Statements on Form S-3 (File No. 333-279129) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.